TIMCO Aviation Services, Inc.

NEWS

Release:	November 15, 2004
Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President, Controller and Chief Accounting Officer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES THIRD QUARTER 2004 RESULTS

Greensboro, North Carolina, November 15, 2004 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its results of operations for the 2004 third quarter.

Revenue for the three months ended September 30, 2004 was $74.2 million, compared to $64.3 million for the third quarter of 2003. Net income from continuing operations for the 2004 third quarter was $168,000 compared to $128,000 for the comparable 2003 period. Net income from continuing operations for the third quarter of 2003 benefited from the elimination and reduction in accruals of $0.9 million based on settlements and revised estimates and from the collection of a $0.9 million account receivable that had previously been written off as uncollectible. Without these benefits, the net loss from continuing operations for the 2003 third quarter would have been $1.7 million. After accounting for income from discontinued operations, net income for the third quarter of 2004 was $261,000 ($0.01 per basic and $0.00 per diluted share), compared to net income of $345,000 ($0.01 per basic share and $0.00 per diluted share) for the 2003 third quarter.

Revenue for the nine months ended September 30, 2004 was $235.7 million, compared to $167.7 million for the same period in 2003, a 41% increase. The net loss from continuing operations was $1.1 million for the first nine months of 2004, compared to a net loss of $2.8 million for the comparable 2003 period. Net loss from continuing operations for the first nine months of 2004 benefited from a gain on the settlement of a warrant obligation of $0.2 million. Net loss from continuing operations for the first nine months of 2003 benefited from the elimination and reduction of accruals aggregating $2.1 million, collection of a $0.9 million account receivable that had previously been written off as uncollectible and from a tax benefit of $0.9 million. Without these benefits, the net loss from continuing operations for the first nine months of 2004 and 2003 would have been $1.3 million and $6.7 million, respectively. After accounting for income from discontinued operations, net income for the first nine months of 2004 was $130,000 ($0.00 per basic share and diluted share), compared to a net income of $638,000 ($0.02 per basic and diluted share) for the comparable 2003 period.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “We have experienced significant incremental growth during 2004, which we believe is the result of our customers looking to us for a larger portion of their MR&O requirements. We intend to focus our efforts during the rest of 2004 and into 2005 on increasing our revenues in each of our businesses, controlling our costs, and improving our profitability.”

Gil West, the Company’s President and Chief Operating Officer, stated: “We are encouraged by the trend among airlines to increase the amount of their outsourced airframe maintenance and we expect this trend will continue in the future. We are also experiencing strong growth in our engineering and interior related businesses, and we are taking steps to expand our engine business. Our ability to handle

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significant growth in each of our businesses, while maintaining our margins and controlling our costs, is a testimony to our first class operations and our attention to the basics.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engine. Visit TIMCO online at www.timco.aero.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and those identified below, could adversely affect the Company’s ability to obtain these results: the Company’s ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, competitive pricing for the Company’s products and services, the Company’s ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market, the Company’s ability to attract and retain qualified personnel in its business, utilization rates for the Company’s MR&O facilities, the Company’s ability to integrate future acquisitions, the Company’s ability to effectively manage its business, economic factors which affect the airline industry generally and thereby affect our business (since our customer base consists primarily of airlines and freight carriers), including the amount of aircraft maintenance being outsourced, the price of jet fuel and the ongoing war on terrorism, and changes in government regulations. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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TIMCO Aviation Services, Inc.
($ thousands, except per share data)

			Three months ended Sept. 30,		Nine months ended Sept. 30,
			2004	2003	2004	2003
Operating revenue			$74,152	$64,309	$235,654	$167,706
Gross Profit	(a	)	7,122	5,426	20,221	10,520
Gross Profit Percentage	(a	)	9.6%	8.4%	8.6%	6.3%
Operating expenses	(b	)	5,206	3,125	16,113	9,797
Operating expenses as a % of revenue	(b	)	7.0%	4.9%	6.8%	5.8%
Income from operations	(c	)	1,916	2,301	4,108	723
Income (loss) from continuing operations	(d	)	168	128	(1,077)	(2,755)
Income, net, from discontinued operations	(e	)	93	217	1,207	3,393
Net income			$261	$345	$130	$638
Basic (loss)income per share			$0.01	$0.01	$0.00	$0.02
Diluted (loss) income per share			$0.00	$0.00	$0.00	$0.02

The Company is providing the following information to allow what the Company believes to be a meaningful comparison of its period to period results.

(a)	2003 third quarter and nine month gross profit benefited from the elimination of accruals aggregating $463. Without this impact, gross profit for the 2003 third quarter and first nine months would have been $4,963 (7.7% of revenues) and $10,057 (6.0% of revenues), respectively.

(b)	2003 third quarter and nine month operating expenses benefited from the elimination of accruals and recovery of an account receivable that had previously been written off as uncollectible aggregating $1,325 and $2,589, respectively. Without the impact of these items, operating expenses for the 2003 third quarter and first nine months would have been $4,450 (6.9% of revenues) and $12,386 (7.4% of revenues), respectively.

(c)	The income (loss) from operations for the third quarter and first nine months of 2003 without the impact of the items noted in (a) and (b) above would have been $50 and ($2,329), respectively.

(d)	Income from continuing operations for the nine months ended September 30, 2004 included a gain on the settlement of a warrant obligation of $209. Income from continuing operations in the first nine months of 2003 included an income tax benefit of $884. Without the benefit of these items and of the items described in (a) and (b) above, the net income (loss) from continuing operations for the third quarter of 2004 and 2003 would have been $168 and ($1,660), respectively, and the net loss from continuing operations for the first nine months of 2004 and 2003 would have been ($1,286) and ($6,691), respectively.

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(e)	Income, net, from discontinued operations reflects the gain on, the collection of receivables and the sale of inventory from discontinued operations. The Company’s manufacturing, redistribution and new parts operations were sold in fiscal 2000 and the process of collection on the assets from these discontinued operations is winding down. As a result, income from discontinued operations is not expected to be significant in future periods. Income, net from discontinued operations included a benefit of $825 in the nine months ended September 30, 2004 from the sale of our Miramar facility and a benefit of $2,700 in the nine month period ended September 30, 2003 from the elimination and settlement of contingency exposures and reserves relating to discontinued operations.